EXHIBIT 10.3

PRIVILEGED AND CONFIDENTIAL

April 26, 2016

Richard Dziadzio
401 East 60th Street, Apt #12C
New York, NY 10022

Dear Richard:

We are pleased to offer you employment with Assurant, Inc. (the “Company”) to commence June 1, 2016 on the terms and conditions set forth below.

1. Duties. You will serve as Executive Vice President, Chief Financial Officer & Treasurer of the Company, based in our New York City office. In this position you will report to me and you will become a member of the Company’s Management Committee.

2. Compensation. The Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) has approved your 2016 target total direct compensation of $2,656,250 for 2016, including an annualized base salary of $625,000, a target annual incentive award opportunity of 100% of your annual base salary and a target long-term incentive award opportunity of 225% of your annual base salary. Actual incentive payments are determined on the basis of Company results and are not guaranteed. Your 2016 long-term incentive award will be granted no later than 30 days after the commencement of your employment. Long-term incentive awards are granted by the Compensation Committee pursuant to the Amended and Restated Assurant, Inc. Long-Term Equity Incentive Plan (“ALTEIP”).

3. Other Benefits. Together with this letter, you will be provided with a Change of Control Employment Agreement containing a two times multiple. As a senior executive, your benefits will also include executive 401(k) and executive long-term disability.

Based upon your level, you are eligible for 24 PTO (paid time off) days, which are a combination of sick and vacation days, per year.

4. Sign-On Equity Award. Within 30 days after commencement of your employment with the Company, you will receive an additional equity award of 10,000 restricted stock units (“RSUs”). The equity award will be subject to the terms and conditions of the Company’s standard ALTEIP award agreement with a five-year vesting schedule of 10% vesting on each anniversary of grant during the first four years and 60% vesting in year five. All RSUs provided to you through this Sign-On Equity Award shall immediately vest in the event of an involuntary termination of your employment by the Company without cause during the five-year vesting period.

As with all our employees, your employment will be on an at-will basis and the terms thereof will be subject to applicable Company policies, which may be changed by management. Employment is contingent upon proof of employment eligibility under the Immigration Reform and Control Act of 1986. Please bring identification with you on your first day to substantiate your eligibility to work in the United States (and complete the employment eligibility verification form).

You hereby acknowledge and agree that this offer of employment supersedes and replaces any prior offer of employment provided to you by the Company, either orally or in writing or by any other means, and that this letter, if executed by you, shall constitute the sole understanding between you and the Company regarding your employment with the Company.

     If the foregoing accurately sets forth the terms of your employment with the Company, please so indicate by signing below and returning one signed copy of this letter agreement to me by 5:00 p.m., Eastern Daylight Time on May 2, 2016 (the “Execution Time”). This offer of employment shall remain outstanding until the Execution Time, provided that the Company retains the right to rescind this offer of employment in the event that it becomes aware (i) that you have disclosed the existence, or the terms, of this offer to anyone other than your current employer, immediate family members or your legal or financial advisors or (ii) of circumstances which, if you were employed by the Company, would constitute the basis for a termination of your employment by the Company for Cause. If we have not received a signed copy of this offer letter by the Execution Time, this offer of employment, and this offer letter, and all other terms and conditions outlined shall automatically lapse, terminate and be of no further effect.

Sincerely,

/s/ Alan Colberg
Alan Colberg President and Chief Executive Officer Assurant, Inc.

Agreed to and Accepted by:

/s/ Richard Dziadzio	4/27/16
Richard Dziadzio	Date